Exhibit 99.1

MagnaChip Semiconductor Reports

Third Quarter Results

•     Cash Grows to $107.5 Million

•     Cash Generation of Over $20 Million

Seoul, South Korea, October 26, 2006 – MagnaChip Semiconductor today announced results for the third quarter ended October 1, 2006.

Revenue for the three months ended October 1, 2006 was $171.3 million, compared to $243.1 million in the third quarter of 2005.

Gross margin was $20.9 million or 12.2% of revenue for the quarter ended October 1 2006, compared to $61.9 million or 25.5% of revenue for the third quarter of 2005.

Operating expenses for the third quarter of 2006 were $55.1 million or 32.2% of revenue, compared to $55.2 million or 22.7% of revenue in the third quarter of 2005. Operating loss for the third quarter of 2006 was $34.2 million compared to an operating income of $6.7 million in the third quarter of 2005.

Net interest expense for the third quarter of 2006 was $13.9 million, compared to $14.9 million in the third quarter of 2005. Net loss for the three months ended October 1, 2006 was $47.7 million compared to a net loss of $13.2 million in the third quarter of 2005.

Sang Park, President and CEO of MagnaChip Semiconductor, commented, “We made considerable progress in the quarter strengthening our customer relationships, accelerating the rollout of our technology into the CMOS image sensor market, and expanding our foundry services. Of note, we launched a unique solution, which offers a highly integrated PMOLED solution for use in many leading mobile phone and MP3 player displays. This is an exciting opportunity for MagnaChip as PMOLED technology is expected to be applied to QQVGA (128X160) mobile phones beginning in Q4 2006. We also launched a flexible, high resolution LCD driver solution for high-end mobile phones, Digital Media Broadcasting (DMB) and mobile TV phones. This is our third generation one-chip solution with a dramatic size reduction realized by integrating two chip sets into one. Finally, we opened a new European office, expanding our sales and marketing resources in order to more efficiently develop new customers in the region and provide the highest level of support. Overall, we are building positive momentum in our new product and service delivery. I remain highly confident in the Company’s prospects for growth and success.”

Robert Krakauer, EVP of Corporate Operations and CFO of MagnaChip Semiconductor, said, “We achieved sequential improvements in gross margin, operating margin and net income. Utilization was slightly lower at 72% in the quarter compared to 76% in the prior second quarter of 2006, inline with the broader industry and lower inventory levels across the channel. Our capital expenditures were lower than previously forecast at $7.5 million, despite the fact that we are ramping with several new customers. We generated significant cash during the quarter, ending with cash of $107.5 million on good progress in working capital management.”

Fourth Quarter 2006 Outlook

For the fourth quarter of 2006, the Company expects revenues to be down by 10% to 12% compared to the third quarter reflecting reduced visibility and the potential for a slow down in its wafer foundry service business. The Company expects gross margins to be approximately 9% to 10% due to reduced loadings and partially offset by cost containment measures.

Investor Conference Call / Webcast Details

MagnaChip will report full results for the third quarter 2006 on Thursday, October 26, 2006 at 10:00 a.m. in New York (11:00 p.m., Thursday, October 26 in Seoul). The conference call will be available at www.magnachip.com and by telephone at +1-(201) 689-8470. A replay of the call will be available in two hours after the call through midnight on Thursday, November 2, 2006 in New York (2 p.m. on Friday, November 3, 2006 in Seoul) at www.magnachip.com and by telephone at +1-(201)612-7415. The account number to access the replay is 3055 and the conference ID number is 215712, respectively.

About MagnaChip Semiconductor

MagnaChip Semiconductor is a leading designer, developer and manufacturer of mixed-signal and digital multimedia semiconductors addressing the convergence of consumer electronics and communications devices. We focus on CMOS image sensors and flat panel display drivers, which are complex, high performance, mixed signal semiconductors that capture images and enable and enhance the features and capabilities of both small and large flat panel displays. MagnaChip also provides wafer foundry services utilizing CMOS high voltage, embedded memory, analog and power process technologies for the manufacture of IC’s for customer-owned designs. MagnaChip has world-class manufacturing capabilities and an extensive portfolio of approximately 9,400 registered and pending patents. As a result, MagnaChip is a valued partner in providing leading technology solutions to its customers worldwide. For more information, visit www.magnachip.com.

Forward-Looking Statements:

Certain statements in this press release including statements regarding expected future financial and industry growth are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially. In some cases, you can identify forward-looking statements by such terms as “believes,” “expects,” “anticipates,” “intends,” “estimated,” the negative of these terms, or other comparable terminology. Factors that could cause actual results to differ include general business and economic conditions and the state of the semiconductor industry; demand for end-use products by consumers and inventory levels of such products in the supply chain; changes in demand from significant customers; changes in customer order patterns; changes in product mix; capacity utilization; level of competition; pricing pressure and declines in average selling price; delays in new product introduction; continued success in technological innovations and delivery of products with the features customers demand; shortage in supply of materials or capacity requirements; availability of financing; exchange rate fluctuations; litigation and other risks as described in the Company’s SEC filings, including its quarterly report on Form 10-Q for the quarter ended July 2, 2006.

Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements.

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CONTACTS:

In Korea: Robert Krakauer, EVP Corporate Operations, CFO Tel: 82-2-3459-3682 rkrakauer@magnachip.com	In the U.S.: David Pasquale, EVP at The Ruth Group Tel: +646-536-7006 dpasquale@theruthgroup.com

MagnaChip Semiconductor

Condensed Consolidated Income Statements

(In thousands of U.S. Dollars, except unit data)

(Unaudited)

	Three Months Ended
	October 1, 2006	October 2 ,2005
Net sales	$171,283	$243,089
Cost of sales	150,422	181,177

Gross profit	20,861	61,912
Operating expenses:
Selling, general and administrative	22,812	28,166
Research and development	32,016	27,043
Restructuring and impairment charges	264	—

Operating Income (loss)	(34,231)	6,703
Other income (expenses):
Interest expenses, net	(13,946)	(14,944)
Foreign currency gain (loss), net	2,157	(5,473)

Income (Loss) before income taxes	(46,020)	(13,714)
Income tax expenses (benefits)	1,698	(472)

Net loss	$(47,718)	$(13,242)

Dividends accrued on preferred units	2,731	2,506

Net loss attributable to common units	$(50,449)	$(15,748)

Net loss per common unit Basic and Diluted	(0.96)	(0.30)
Common units used in per common unit calculation: Basic and Diluted (in thousands)	52,721	53,037
Key Ration & Information:
Gross Margin	12.2%	25.5%
Operating Expenses as a % of Revenue	32.2%	22.7%
Operating Margin	(20.0%)	2.8%
Depreciation & Amortization Expense	42,972	47,964
Capital Expenditures	7,510	21,982

MagnaChip Semiconductor

Reconciliation of US GAAP Gross Profit, Operating Income (Loss) and Net Income (Loss) to

Non-US GAAP Gross Profit, Operating Income (Loss) and Net Income (Loss)

(In thousands of US Dollars)

(Unaudited)

Use of Non-US GAAP Financial Information

To supplement our condensed consolidated financial statements presented on a US GAAP basis, MagnaChip Semiconductor uses non-US GAAP measures of gross profit, operating income (loss) and net income (loss), that are US GAAP gross profit, operating income (loss) and net income (loss) adjusted to exclude certain costs, expenses or gains, referred to as special items. Non-US GAAP adjusted gross profit, operating income (loss) and net income (loss) measure give an indication of our baseline performance before other charges that are considered by management to be outside of our core operating results. In addition, our non-US GAAP adjusted measure of gross profit, operating income (loss) and net income (loss) are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information should not be considered in isolation or as a substitute for gross profit, operating income (loss) and net income (loss) prepared in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended October 1, 2006			Three Months Ended October 2, 2005
	Gross Profit	Operating Income (Loss)	Net Income (Loss)	Gross Profit	Operating Income (Loss)	Net Income (Loss)
US GAAP Amounts	$20,861	$(34,231)	$(47,718)	$61,912	$6,703	$(13,242)
Special items
Restructuring charges	—	264	264	—	—	—

Total special items	—	264	264	—	—	—

Non-US GAAP Profit	$20,861	$(33,967)	$(47,454)	$61,912	$6,703	$(13,242)

Adjusted Gross Margin			12.2%			25.5%
Adjusted Operating Expense - % of Revenue			32.0%			22.7%
Adjusted Operating Margin			(19.8)%			2.8%

Non-US GAAP adjusted condensed consolidated statements of operations are intended to present the Company’s operating results, excluding special items. The special item excluded for the three months ended October 1, 2006 represents a restructuring charge related to headcount reduction.

MagnaChip Semiconductor

Condensed Consolidated Balance Sheets

(In thousands of US Dollars)

(Unaudited)

	October 1, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$107,489	$86,574
Accounts receivable, net	82,187	112,053
Inventories, net	59,289	88,677
Other current assets	19,437	22,486

Total current assets	268,402	309,790
Property, plant and equipment, net	355,431	485,077
Goodwill and intangible assets, net	145,784	191,389
Other non-current assets	51,917	54,391

Total assets	$821,534	$1,040,647

Liabilities & Unitholders’ Equity
Current liabilities
Accounts and other payable	$87,181	$129,279
Other current liabilities	38,697	39,070

Total current liabilities	125,878	168,349
Long-term borrowings	750,000	750,000
Other non-current liabilities	66,184	62,320

Total liabilities	942,062	980,669
Redeemable convertible preferred units	114,532	106,462

Unitholders equity	(235,060)	(46,484)

Total liabilities, redeemable convertible preferred units and unitholders’ equity	$821,534	$1,040,647

MagnaChip Semiconductor

Condensed Consolidated Statement of Cash Flows

(In thousands of US Dollars)

(Unaudited)

	Three Months Ended
	October 1, 2006	October 2, 2005
Cash flows from operating activities
Net loss	$(47,718)	$(13,242)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	42,972	47,964
Loss(gain) on foreign currency translation, net	(930)	6,796
Changes in accounts receivable	11,797	(13,755)
Changes in inventories	2,956	(6,734)
Changes in accounts and other payable	6,348	7,774
Changes in accrued expenses	4,967	9,512
Other	5,710	(3,389)

Net cash provided by operating activities	26,102	34,926

Cash flows from investing activities
Capital expenditures	(7,510)	(21,982)
Other	1,889	2,129

Net cash used in investing activities	(5,621)	(19,853)

Cash flows from financing activities
Proceeds from borrowings	—	10,578
Other	—	970

Net cash provided by financing activities	—	11,548

Effect of exchange rates on cash and cash equivalents	520	(415)

Net increase in cash and cash equivalents	21,001	26,206

Cash and cash equivalents
Beginning of the period	86,488	44,821

End of the period	$107,489	$71,027